UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) May 26, 2011
Cooper Industries plc
(Exact Name of registrant as specified in its charter)

Ireland	1-31330	98-0632292

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Fitzwilliam Square,	2
Dublin 2, Ireland	(Zip Code)
(Address of principal executive
offices)
Not applicable
Former name or former address, if changed since last report
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 26, 2011, Cooper Industries plc (“Cooper”) and its subsidiary Cooper US, Inc. (as Borrowers) and certain other Cooper subsidiaries (as Subsidiary Guarantors) entered into a five-year Credit Agreement with a syndicate of eleven lenders that provides $500 million in a committed bank credit facility (the “Credit Agreement”). Commitments under the Credit Agreement may be increased to an aggregate amount not to exceed $700 million. The Credit Agreement includes a $25 million sublimit for the potential issuance of letters of credit.
The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The Credit Agreement replaces the previously reported $350 million three-year credit agreement dated August 14, 2009 (the “Prior Agreement”), which is now terminated. No borrowings were outstanding at any time under the Prior Agreement. The Credit Agreement has substantially the same material terms and conditions as the Prior Agreement. The only financial covenant in the Credit Agreement limits Cooper’s debt-to-total capitalization ratio to 60% and the Agreement is not subject to termination based upon a decrease in Cooper’s debt ratings or a material adverse change.
Borrowings under the Credit Agreement would bear interest, at Cooper’s option, either at (A) a variable annual rate equal to the highest of (1)(a) the base rate publicly announced by Citibank, N.A., (b) 1/2 of 1.00% per annum above the Federal Funds rate, and (c) the London interbank offered rate applicable to dollars for a period of one month, plus 1.00%, plus (2) a rate based on Cooper’s credit default swap mid-rate spread for a period equal to the remaining term of the lenders’ commitment or, if such term is longer than one year, a one-year period, and subject to a floor and a cap as set forth in the Credit Agreement (the “Applicable Margin”) minus 1.00% provided such total exceeds zero; or (B) a periodic fixed rate equal to (1) the London interbank offered rate for a period of one, two, three or six months, plus (2) the Applicable Margin. The commitment fee payable by Cooper under the Agreement and the Applicable Margin are subject to change based upon a grid determined by Cooper’s long-term debt ratings.
The Credit Agreement will expire on May 26, 2016, unless the parties agree to extend the Agreement. Upon expiration, all outstanding amounts under the Agreement will be due and payable. Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to Cooper or its significant subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Credit Agreement. Subject to notice and cure periods in certain cases, other events of default under the Credit Agreement will result in termination of lending commitments and acceleration of indebtedness under the Credit Agreement at the option of the lenders. Such other events of default include failure to pay any principal or interest when due, failure to comply with covenants, breach of representations or warranties in any material respect, the occurrence of certain events under the Employee Retirement Income Security Act relating to plans maintained for employees of Cooper or its subsidiaries, if any person or group acquires beneficial ownership of 40% or more of Cooper’s voting stock, or, during any period of up to 24 consecutive months individuals who were Cooper directors at the beginning of the period cease to constitute a majority of the Board of Directors.
The description of the Credit Agreement set forth above is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

Exhibit #	Description
10.1	Credit Agreement dated May 26, 2011 by and among Cooper Industries plc and Cooper US, Inc. (as Borrowers), certain Cooper subsidiaries (as Subsidiary Guarantors), and the following banks, financial institutions and other institutional lenders: Citibank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, Australia and New Zealand Banking Group Limited, Bank of America, N.A., The Bank of New York Mellon, Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, HSBC Bank, USA, N.A., UBS Loan Finance LLC, Wells Fargo Bank, N.A., and Citigroup Global Markets Inc. and PNC Capital Markets LLC, as joint lead arrangers and joint book runners.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

June 2, 2011	By: Name:	/s/ David A. Barta David A. Barta
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated May 26, 2011 by and among Cooper Industries plc and Cooper US, Inc. (as Borrowers), certain Cooper subsidiaries (as Subsidiary Guarantors), and the following banks, financial institutions and other institutional lenders: Citibank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, Australia and New Zealand Banking Group Limited, Bank of America, N.A., The Bank of New York Mellon, Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, HSBC Bank, USA, N.A., UBS Loan Finance LLC, Wells Fargo Bank, N.A., and Citigroup Global Markets Inc. and PNC Capital Markets LLC, as joint lead arrangers and joint book runners.